SCHEDULE 14A
                                (RULE 14a-101)
                   INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION

               PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Filed by the registrant [X]

Filed by a party other than the registrant [ ]

Check the appropriate box:
[X] Preliminary proxy statement
[ ] Definitive proxy statement
[ ] Definitive additional materials
[ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                                 CHRONIMED INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)



--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:
     (2)  Aggregate number of securities to which transactions applies:
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (Set forth the amount on which the filing fee is calculated and state how it was determined.)
     (4)  Proposed maximum aggregate value of transaction:
     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount previously paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing party:

     (4)  Date filed:

                              13911 RIDGEDALE DRIVE
                           MINNETONKA, MINNESOTA 55305

                              --------------------


To Our Shareholders:

You are cordially invited to attend the 1997 Annual Meeting of Shareholders, which will be held on Wednesday, November 12, 1997, at 3:30 p.m. Central Standard Time, at the Minneapolis Athletic Club, 615 Second Avenue South, Minneapolis, Minnesota.

At the meeting, we will be reporting to you on Chronimed's current operations. Shareholders will elect directors of the Company and transact such other items of business as are listed in the Notice of Annual Meeting and more fully described in the Proxy Statement. The Board of Directors and management hope that you will be able to attend the meeting in person.

The formal Notice of Annual Meeting and the Proxy Statement follow. It is important that your shares be represented and voted at the meeting, regardless of the size of your holdings. Accordingly, please mark, sign, and date the enclosed proxy and return it promptly in the enclosed envelope to ensure that your shares will be represented. If you do attend the Annual Meeting, you may, of course, withdraw your proxy should you wish to vote in person.

                                             Sincerely yours,



                                             Maurice R. Taylor, II
                                             CHAIRMAN OF THE BOARD OF DIRECTORS
                                             AND CHIEF EXECUTIVE OFFICER

October 10, 1997

                                 CHRONIMED INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                NOVEMBER 12, 1997

TO THE SHAREHOLDERS OF CHRONIMED INC.:

         Notice is hereby given to the holders of common shares of Chronimed Inc. that the Annual Meeting of Shareholders of the Company will be held at the Minneapolis Athletic Club, 615 Second Avenue South, Minneapolis, Minnesota, on Wednesday, November 12, 1997, at 3:30 p.m. Central Standard Time, or at any adjournments thereof, to consider and act upon the following matters:

         1.       To elect six directors to serve for a term of one year.

         2. To ratify the appointment of Ernst & Young LLP as independent auditors for the current fiscal year.

         3. To approve the amendment of the Corporation's Articles of Incorporation whereby the authorized shares of capital stock of the Corporation shall be increased from 25 million to 45 million shares.

         4. To transact such other business as may properly come before the meeting or any adjournments thereof.

         The Board of Directors has fixed the close of business on October 6, 1997, as the record date for the determination of shareholders entitled to notice of, and to vote at, the meeting or any adjournments thereof.

         YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING. EVEN IF YOU PLAN TO ATTEND THE MEETING, WE URGE YOU TO SIGN, DATE, AND RETURN THE PROXY AT ONCE IN THE ENCLOSED ENVELOPE.

                              BY ORDER OF THE BOARD OF DIRECTORS



                              Norman A. Cocke
                              SENIOR VICE PRESIDENT, CHIEF FINANCIAL OFFICER AND SECRETARY

October 10, 1997

                                 CHRONIMED INC.

                         ANNUAL MEETING OF SHAREHOLDERS
                                NOVEMBER 12, 1997

                          ----------------------------

                                 PROXY STATEMENT

                          ----------------------------


                                     GENERAL

         The Annual Meeting of Shareholders of Chronimed Inc. ("Company") will be held on Wednesday, November 12, 1997, at 3:30 p.m., Central Standard Time, at the Minneapolis Athletic Club, 615 Second Avenue South, Minneapolis, Minnesota, for the purposes set forth in the Notice of Annual Meeting of Shareholders. This Proxy Statement, accompanying form of proxy, and Chronimed annual report are first being mailed to shareholders on or about October 10, 1997.

         The only matters the Board of Directors knows will be presented are those stated in Items 1, 2 and 3 of the notice. THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE IN FAVOR OF ITEMS 1, 2 AND 3. Should any other matter properly come before the meeting, it is intended that the persons named in the enclosed proxy will have authority to vote such proxy in accordance with their judgment on such matter.


                      OUTSTANDING SHARES AND VOTING RIGHTS

         The enclosed proxy is solicited on behalf of the Board of Directors for use at the annual meeting. Such solicitation is being made by mail and may also be made by directors, officers, and regular employees of the Company personally or by telephone. Any proxy given pursuant to such solicitation may be revoked by the shareholder at any time prior to the voting thereof by so notifying the Company in writing or by appearing in person at the meeting. Subject to any such revocation, all shares represented by properly executed proxies that are received prior to the meeting will be voted in accordance with the directions on the proxy. If no direction is made, the proxy will be voted (i) FOR the Board of Directors' nominees named in this Proxy Statement, (ii) FOR ratification of the appointment of Ernst & Young LLP as the independent auditors of the Company for the current fiscal year, and (iii) FOR an increase in the number of authorized shares of Common and Preferred Stock from 25 million shares to 45 million shares. So far as the management of the Company is aware, no matters other than those described in this Proxy Statement will be acted upon at the Annual Meeting.

         Each shareholder will be entitled to cast one vote in person or by proxy for each share of Common Stock held by the shareholder. Only shareholders of record at the close of business on October 6, 1997, will be entitled to vote at the meeting. Common Stock, $.01 par value per share, of which there were XXX shares outstanding on the record date, constitutes the only class of outstanding voting securities issued by the Company. Each share is entitled to cast one vote on each proposal before the meeting.

         Votes cast by proxy or in person at the Annual Meeting will be tabulated by the election inspectors appointed for the meeting and will determine whether or not a quorum is present. The election inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any particular matter submitted to the shareholders for a vote. If a broker indicates on the form of proxy that the broker does not have discretionary authority as to certain shares to vote on a particular matter, those shares will be considered to be present for the purpose of determining whether a quorum is present, but will not be considered as present and entitled to vote with respect to that particular matter.

         All of the expenses involved in preparing, assembling, and mailing this Proxy Statement and the material enclosed herewith will be paid by the Company. The Company may reimburse banks, brokerage firms, and other custodians, nominees, and fiduciaries for reasonable expenses incurred by them in sending proxy material to beneficial owners of stock.


                              ELECTION OF DIRECTORS

         At the meeting, the Board of Directors of the Company is to be elected to hold office until the 1998 Annual Meeting or until successors are elected and have qualified. The Bylaws of the Company provide that the number of directors of the Company shall be fixed from time to time by the shareholders, subject to increase by the Board of Directors. The Board of Directors has nominated six persons for election to the Board. Each of the nominees is currently a director of the Company whose current term expires at the 1997 Annual Meeting. Each person nominated has agreed to serve if elected, and the Company knows of no reason why any of the listed nominees would be unavailable to serve.

         Shares represented by proxy will be voted, if authority to do so is not withheld, for the election of the six nominees named below, unless one or more of such nominees should become unavailable for service by reason of death or other unexpected occurrence, in which event such shares may be voted for the election of such substitute nominee as the Board of Directors may propose. The favorable vote of a majority of the shares of Common Stock present or represented and entitled to vote at the meeting is necessary to elect each director nominee. For this purpose, a shareholder (including a broker) who does not give authority to a proxy to vote, or withholds authority to vote, on the election of directors shall not be considered present and entitled to vote on the election of directors.

         Set forth below is information regarding the nominees, including information furnished by them as to their principal occupations for the last five years, certain other directorships held by them, and their ages as of the date hereof. The following table also sets forth the Common Stock ownership of each of the Company's directors. Unless otherwise indicated, all persons have sole or joint with spouse voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. Nominees may be contacted at the headquarters of the Company.

                                                                                          Number of
                                                                                      Shares of Common
                                                                                        Stock Owned
         Name and                                                                      Beneficially as         Percent
Positions with the Company        Age             Principal Occupation              of August 29, 1997(1)      of Class
--------------------------        ---             --------------------              ---------------------      --------
Maurice R. Taylor, II             51        Mr. Taylor, a co-founder of the                854,082               6.9%
CHAIRMAN OF THE BOARD                       Company, has served since 1985 as
OF DIRECTORS AND CHIEF                      Chief Executive Officer and a
EXECUTIVE OFFICER                           director of the Company and since
                                            June 1994 as Chairman. He served as
                                            President from 1985 through April
                                            1997, upon the hiring of Dr.
                                            Blissenbach. Prior to Chronimed, Mr.
                                            Taylor held various management
                                            positions in companies whose
                                            principal activities were
                                            manufacturing, distribution and
                                            international trade. Mr. Taylor is a
                                            director of Orphan Medical, Inc., a
                                            pharmaceutical development company
                                            and formerly a division of the
                                            Company. He is a director of the
                                            Whittier/Scripps Institute, a
                                            non-profit organization dedicated to
                                            research, education and patient care
                                            in the field of diabetes. He is also
                                            a director of the Minnesota
                                            Zoological Garden, a public-private
                                            partnership established by the
                                            Minnesota legislature.

Henry F. Blissenbach,             55        Dr. Blissenbach has served as                  67,000                  *
Pharm.D.                                    President and Chief Operating
DIRECTOR, PRESIDENT AND                     Officer of the Company since May
CHIEF OPERATING OFFICER                     1997. He became a director of the
                                            Company in September 1995. From 1992
                                            to 1997, he served as President of
                                            Diversified Pharmaceutical Services,
                                            Inc. (DPS), a subsidiary of
                                            SmithKline Beecham Corp. DPS is a
                                            pharmacy benefit management firm.
                                            Prior to 1992, he served as DPS's
                                            Vice President for Pharmacy Programs
                                            for United Health Care Corporation.
                                            Dr. Blissenbach is a Clinical
                                            Assistant Professor at the College
                                            of Pharmacy at the University of
                                            Minnesota. Dr. Blissenbach also
                                            serves as a director of Ligand
                                            Pharmaceuticals Inc., a biomedical
                                            development company.




                                                                                          Number of
                                                                                      Shares of Common
                                                                                        Stock Owned
         Name and                                                                      Beneficially as         Percent
Positions with the Company        Age             Principal Occupation              of August 29, 1997(1)      of Class
--------------------------        ---             --------------------              ---------------------      --------

John Howell Bullion               45        Mr. Bullion is a co-founder of the             228,125               1.9%
DIRECTOR                                    Company and has served as a director
                                            since 1985. He has been Chief
                                            Executive Officer and a director of
                                            Orphan Medical, Inc. since its
                                            formation in June 1994. Since
                                            September 1993, Mr. Bullion has also
                                            served as President of Bluestem
                                            Partners, Ltd., which invests in and
                                            provides management services to
                                            developing businesses. From March
                                            1992 to July 1993, he was President
                                            of Dahl & Associates, Inc., an
                                            environmental soil and ground water
                                            remediation company. Prior to
                                            joining Dahl & Associates, he served
                                            for one year as President of
                                            Concurrent Knowledge Systems, Inc.,
                                            a software development company.

Donnell D. Etzwiler, M.D.         70        Dr. Etzwiler has served as a                   121,350               1.0%
DIRECTOR                                    director of the Company since its
                                            inception in 1985. He founded in
                                            1967, and until XXXX 1996, served as
                                            the President of, the International
                                            Diabetes Center, which was a
                                            co-founding organization of the
                                            Company. The International Diabetes
                                            Center is a division of the
                                            Institute of Research Education
                                            (IRE). IRE is a division of Health
                                            Services Minnesota (HSM). Dr.
                                            Etzwiler is also a director of HSM.
                                            Since 1969, he has served as a
                                            Clinical Professor of the Department
                                            of Pediatrics at the University of
                                            Minnesota School of Medicine.




                                                                                          Number of
                                                                                      Shares of Common
                                                                                        Stock Owned
         Name and                                                                      Beneficially as         Percent
Positions with the Company        Age             Principal Occupation              of August 29, 1997(1)      of Class
--------------------------        ---             --------------------              ---------------------      --------

Charles V. Owens, Jr.             70        Mr. Owens has served as a director             51,185                  *
DIRECTOR                                    of the Company since 1991. Since
                                            1988, Mr. Owens has served as a
                                            consultant to several medical device
                                            and diagnostic firms in the United
                                            States and Japan. From 1985 to 1988,
                                            he was Chief Executive Officer of
                                            Genesis Labs, Inc., a diagnostics
                                            manufacturing company. Before his
                                            employment with Genesis Labs, Inc.,
                                            Mr. Owens was an executive officer
                                            with various medical device
                                            companies, including Miles
                                            Laboratories, Inc. Mr. Owens is a
                                            past director of St. Jude Medical,
                                            Inc., a medical device company, and
                                            is a director of Genesis Labs, Inc.


Lawrence C. Weaver,               73        Dr. Weaver has served as a director            105,150                 *
Ph.D., D. Sc. (Hon.)                        of the Company since December 1991.
DIRECTOR                                    He has been Dean and Professor
                                            Emeritus at the University of
                                            Minnesota since 1989. From 1966
                                            through 1984, he served as Dean of
                                            the College of Pharmacy at the
                                            University of Minnesota. From 1984
                                            through 1989, he was Vice President
                                            of the Pharmaceutical Manufacturers
                                            Association. Dr. Weaver also
                                            currently serves as a director of
                                            Orphan Medical, Inc.

------------------
*Less than 1%

(1) Includes the following options exercisable within 60 days to acquire shares of Common Stock: Mr. Taylor, 168,400; Dr. Blissenbach, 65,000; Mr. Bullion, 75,000; Dr. Etzwiler, 45,000; Mr. Owens, 15,000; and Dr. Weaver, 45,000. For each of Messrs. Taylor, Bullion and Owens and Drs. Blissenbach, Etzwiler, and Weaver , these options exercisable within 60 days include 15,000 shares under the 1994 Stock Option Plan for Directors.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

         Messrs. Bullion, Owens and Dr. Weaver are the current members of the Audit Committee of the Board of Directors. Dr. Blissenbach relinquished his Audit Committee membership in May, 1997, upon his appointment as President and Chief Operating Officer of the Company. During fiscal 1997, this Committee met five times. The Audit Committee represents the Board in discharging its responsibilities relating to the accounting, reporting, and financial control practices of the Company. The Committee has general responsibility for review with management of the financial controls, accounting, and audit and reporting activities of the Company. The Committee annually reviews the qualifications and objectivity of the Company's independent auditors, makes recommendations to the Board as to their selection, reviews the scope, fees, and results of their audit, and reviews their management comment letters.

         Mr. Owens and Drs. Etzwiler and Weaver are the current members of the Compensation Committee, which oversees compensation for directors, officers and key employees of the Company. During fiscal 1997, the Compensation Committee met four times.

         During fiscal 1997, the Board of Directors met eight times, including three telephone board meetings. Each director attended 75% or more of the meetings of the Board of Directors and its committees on which he served during the times of his appointment. The Board of Directors does not have a standing nominating committee.

DIRECTOR COMPENSATION

         For fiscal 1997, directors who were not employees of the Company received an annual retainer of $18,000 plus fees of $800 for each board meeting attended in person; $400 for each telephone board meeting attended; and $500 for each committee meeting attended whether in person or by telephone. Committee chairmen received an additional $200 per meeting. In fiscal 1997, directors were also reimbursed for out-of-pocket expenses incurred in attending Board of Directors and committee meetings.

         Pursuant to the Company's 1994 Stock Option Plan for Directors, each director automatically receives an option to purchase 30,000 shares on the date of the director's initial election to the Board of Directors. Each option has an exercise price equal to the fair market value of the Company's Common Stock on the date of grant. The option vests on the seventh anniversary of the date of grant unless vesting is accelerated. The option will vest as to 5,000 shares if the Company's share price becomes 20 percent greater than the exercise price on or before the third anniversary of the grant. The option will vest as to an additional 10,000 shares if the price per share becomes 60 percent greater than the exercise price on or before the fourth anniversary of the grant. The option will vest as to the final 15,000 shares if the price per share becomes 100 percent greater than the exercise price on or before the fifth anniversary of the grant. Acceleration requires the maintenance of share-price benchmarks for at least five trading days during any consecutive 30-day period. Further, these options may become immediately exercisable upon certain change-in-control events as described in the Company's 1994 Stock Option Plan for Directors. The options expire ten years after date of grant.

         Based on the above-noted terms and the price of the Company's Common Stock during fiscal 1997, 15,000 shares of the total 30,000 shares have vested for each of the participating directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Compensation Committee of the Board of Directors of the Company consists of three non-employee directors. Mr. Owens is the committee chair, and Drs. Etzwiler and Weaver are the other members. Mr. Owens and Dr. Weaver also act as a stock option subcommittee of the Board.

         Mr. Taylor, Mr. Bullion, and Dr. Weaver, in addition to being directors of the Company, are also directors of Orphan Medical, Inc. (OMI). The Company incorporated OMI in June 1994 to engage in the development of pharmaceutical products. The Company subsequently declared a dividend of all of the OMI Common Stock to Company shareholders. Mr. Taylor serves on the Compensation Committee of the Board of OMI. Mr. Taylor and Mr. Bullion are the Chief Executive Officers of the Company and OMI, respectively. William B. Adams, Chair of OMI, was Chair of the Company from 1985 to June 1994, and Bertram A. Spilker, Ph.D., M.D., President of OMI, was Vice President of the Company from January 1993 to July 1994. See "Certain Transactions" for a description of continuing business arrangements between the Company and OMI.


                             EXECUTIVE COMPENSATION

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

         COMPENSATION COMMITTEE CHARTER. The purpose of the Compensation Committee of the Board of Directors is to oversee compensation of directors, officers, and key employees of the Company. The Committee's policy is to insure that compensation programs contribute directly to the success of the Company, including enhanced share value. The Company's Compensation Committee comprises three outside directors.

         EXECUTIVE COMPENSATION POLICIES AND PROGRAMS. The Company's executive compensation programs are designed to attract and retain highly qualified executives and to motivate them to maximize shareholder investment by achieving strategic Company goals. There are three basic components to the Company's executive compensation program: base pay, annual incentive bonus, and long-term, equity-based incentive compensation in the form of stock options. Each component is established in light of Company and individual performance, compensation levels at comparable companies, equity among employees, and cost effectiveness. In addition, employees are eligible to participate in the Company's 401(k) plan and certain insurance plans. With the exception of Maurice R. Taylor, II, Chairman of the Board of Directors and Chief Executive Officer of the Company, employees are also eligible to participate in the Company's Employee Stock Purchase Plan.

                  BASE PAY. Base pay is designed to be competitive as compared to salary levels for equivalent positions at comparable companies. An executive's actual salary within this competitive framework will depend on the individual's performance, responsibilities, experience, leadership, and potential future contribution. Base pay is determined in a way that allows a significant percentage of compensation to be earned through incentive programs. The more senior the executive, the larger the percentage of compensation payable through incentive programs.

                  ANNUAL INCENTIVE BONUS. In addition to base pay, each executive is eligible to receive an annual cash bonus based on a mix of the Company's and the executive's performance. Performance targets are intended to motivate the Company's executives by providing bonus payments for the achievement of specific financial goals within the Company's business plan. Bonuses were paid to all named executive officers with respect to fiscal 1997 performance.

                  LONG-TERM, EQUITY-BASED INCENTIVE COMPENSATION. The long-term, equity-based compensation program is tied directly to shareholder return. Long-term incentive compensation consists of stock options that generally do not fully vest until after five years and are exercisable only if an executive is then an employee of the Company. Stock options are awarded with an exercise price equal to the fair market value of the Common Stock on the date of grant. Accordingly, an executive is rewarded only if Company shareholders receive the benefit of appreciation in the price of the Common Stock. Because long-term options vest over time, the Company periodically grants new options to provide continuing incentives for future performance. The size of periodic option grants is a function of the breadth of an executive's scope of accountability, recent performance as determined by the Committee, and other factors.

                  SAVINGS AND INVESTMENT PLAN; BENEFITS. The Company maintains a 401(k) Savings Plan ("Savings Plan"), which is funded by elective salary deferrals by employees. The Savings Plan covers executive officers and substantially all employees meeting minimum eligibility requirements. The Savings Plan requires that the Company match up to 40% of the first 5% of an employee's pay and provides for additional discretionary contributions by the Company. Through June 27, 1997, the Company had not made any additional discretionary contributions to the Savings Plan. In addition, the Company provides medical and other miscellaneous benefits, including a diagnostic services plan that provides significant coverage for annual physicals. These benefits are generally available to Company employees with the exception of the diagnostic services plan.

         ANNUAL REVIEWS. Each year the Committee reviews its executive compensation policies and programs and determines what changes, if any, are appropriate for the following year. In addition, the Committee reviews the performance of the Chief Executive Officer and, with the assistance of the Chief Executive Officer, the individual performance of the other executive officers. The Committee makes recommendations to the Board of Directors for final approval of all material compensation matters.

         CHIEF EXECUTIVE OFFICER. Pursuant to the terms of Mr. Taylor's three-year employment agreement with the Company, dated April 22, 1996, he received a base salary of $260,000 in fiscal 1996, a base salary of $290,000 in fiscal 1997, and will receive a base salary of $304,500 in fiscal 1998. Base salaries were determined at the time of entering into the employment agreement, when the Committee considered compensation programs of comparable companies, Mr. Taylor's individual performance and salary history, and the Company's historical and planned performance. For fiscal 1997, Mr. Taylor earned a bonus of $50,000 in recognition of his and Chronimed's performance against criteria established by the Compensation Committee of the Board of Directors at the beginning of the year. In fiscal 1997, Mr. Taylor was granted options to purchase up to 49,000 shares of Common Stock at $20.00 per share under the Company's 1986 Stock Option Plan. He was also granted options to purchase up to 174,000 shares of Common Stock under the Company's 1997 Stock Option Plan, of which 21,000 were at $14.625 per share and 153,000 were at $7.5625. These options are designed to encourage Mr. Taylor to enhance the future value of the Company and, hence, the price of the Common Stock and the investment of shareholders. Deferred vesting also creates an incentive for Mr. Taylor to remain with the Company.

         TAX DEDUCTIBILITY OF EXECUTIVE COMPENSATION. Section 162(m) of the Internal Revenue Code of 1986, as amended, should not affect the deductibility of compensation paid to the Company's executive officers for the foreseeable future. The majority of the options available for grant under the Company's stock option plans will comply with Section 162(m), so that compensation resulting from these stock options will not be counted toward the $1,000,000 limit on deductible compensation under Section 162(m). The Compensation Committee has not formulated any policy with respect to qualifying other types of compensation for deductibility under Section 162(m).

Members of the Compensation Committee:   Charles V. Owens, Jr., Chairman
                                         Donnell D. Etzwiler, M.D.
                                         Lawrence C. Weaver, Ph.D., D.Sc. (Hon.)

SUMMARY COMPENSATION TABLE

         The following table sets forth the compensation paid for the Company's fiscal year ended June 27, 1997, and for fiscal 1996 and 1995, to the Company's Chairman of the Board of Directors and Chief Executive Officer, and the five other most highly paid executive officers (collectively, "named executive officers").

                                                                                              Long-Term
                                                                                         Compensation Awards
                                                                                         -------------------
                                                                 Annual Compensation          Securities
                                                                 -------------------          Underlying      All Other(8)
  Name and Principal Position                  Fiscal Year     Salary($)    Bonus($)(1)       Options (#)     Compensation
  ---------------------------                  -----------     ---------    -----------       -----------     ------------
  Maurice R. Taylor, II(2)                        1997         $290,000      $  50,000          223,000          $4,100
  CHAIRMAN OF THE BOARD, AND                      1996          260,000        200,000           84,000           4,400
  CHIEF EXECUTIVE OFFICER.....................    1995          210,000              -          250,000               -


  Henry F. Blissenbach(3)                         1997           33,300              -          129,000               -
  PRESIDENT AND CHIEF OPERATING                   1996                -              -                -               -
  OFFICER.....................................    1995                -              -                -               -


  Norman A. Cocke(4)                              1997          164,300         32,000           62,700           4,100
  SENIOR VICE PRESIDENT, CHIEF FINANCIAL          1996          155,000         90,000           25,000           3,500
  OFFICER AND SECRETARY.......................    1995           49,900         14,800          110,000               -


  Steven A. Crees(5)                              1997          149,000         32,000           56,600           3,500
  SENIOR VICE PRESIDENT.......................    1996          130,000        100,000           22,000           2,000
                                                  1995          115,000          7,000           50,000               -


  Patrick L. Taffe(6)                             1997          112,800         20,500           60,000               -
  VICE PRESIDENT..............................    1996                -              -                -               -
                                                  1995                -              -                -               -


  Perry L. Anderson(7)                            1997          110,000         15,000           51,725           2,100
  VICE PRESIDENT..............................    1996                -              -                -               -
                                                  1995                -              -                -               -

-----------------------------
(1) Bonus amounts were earned for the fiscal year shown but paid in the next fiscal year.

(2) Mr. Taylor received no additional cash compensation for service as a director.

(3) Dr. Blissenbach was hired as President and Chief Operating Officer in May 1997. He was not a participant in the fiscal 1997 bonus plan. Prior to his hire date in May 1997, Dr. Blissenbach received $26,800 for his services as director in Fiscal 1997. Going forward, Dr. Blissenbach will receive no additional cash compensation for services as a director.

(4)      Mr. Cocke was hired as Senior Vice President in February 1995.

(5)      Mr. Crees was promoted to Senior Vice President in July 1994.

(6)      Mr. Taffe was hired as Vice President and Officer in July 1996.

(7) Mr. Anderson was hired July 1996 and was promoted to Vice President in July 1997.

(8) All other compensation consists of Company 401(k) contribution matches and long-term disability insurance paid on behalf of the officers (discontinued in fiscal 1997).

STOCK OPTIONS

                  The following tables summarize stock option grants and exercises during fiscal 1997 to or by the named executive officers and the value of all options held by the named executive officers at June 27, 1997.


                                           OPTION GRANTS IN FISCAL 1997


                                                 Individual Grants
                             -------------------------------------------------------
                             Number of
                             Securities    Percent of
                             Underlying   Total Options   Exercise                          Potential Realizable Value at
                              Options       Granted to      Price         Expiration        Assumed Annual Rates of Stock
Name                         Granted(1)     Employees     ($/Share)          Date           Appreciation For Option Term
----                         ----------     ---------     ---------          ----           -----------------------------

                                                                                                  5%              10%
                                                                                            -----------------------------
Maurice R. Taylor, II          49,000                      20.000           6/30/03           $398,958         $929,743
                               21,000                      14.625          11/12/03            125,031          291,375
                              153,000                       7.563           6/26/04            471,041        1,097,725
                             --------                                                          -------        ---------
                              223,000          23.9%                                           995,030        2,318,842

Henry F. Blissenbach(2)        50,000                       8.250           4/30/04            167,929          391,346
                               79,000                       7.563           6/26/04            243,217          566,799
                               ------                                                          -------          -------
                              129,000          13.8%                                           411,146          958,145

Norman A. Cocke                14,000                      20.000           6/30/03            113,988          265,641
                                5,700                      14.625          11/12/03             33,937           79,087
                               43,000                       7.563           6/26/04            132,384          308,511
                               ------                                                          -------          -------
                               62,700           6.7%                                           280,309          653,239

Steven A. Crees                11,600                      20.000           6/30/03             94,447          220,102
                                5,000                      14.625          11/12/03             29,769           69,375
                               40,000                       7.563           6/26/04            123,148          286,987
                               ------                                                          -------          -------
                               56,600           6.1%                                           247,364          576,464

Patrick L. Taffe               20,000                      18.375            7/7/03            149,609          348,654
                               40,000                       7.563           6/26/04            123,148          286,987
                               ------                                                          -------          -------
                               60,000           6.4%                                           272,757          635,640

Perry L. Anderson              15,000                      20.000           6/30/03            122,130          284,615
                               10,725                       8.000           4/21/04             34,929           81,400
                               26,000                       7.563           6/26/04             80,046          186,541
                               ------                                                           ------          -------
                               51,725           5.5%                                           237,105          552,557

-----------------------------

(1) The options were granted under the Company's 1986, 1994 and 1997 Stock Option Plans. These options vested with respect to 20% of such shares on the first year anniversary date and become exercisable with respect to an additional 20% of the shares on each of the next four anniversary dates. The options may become immediately exercisable upon certain change-in-control events as described in the Company's 1986, 1994 and 1997 Stock Option Plans.

(2) As part of Dr. Blissenbach's employment agreement, 50,000 options to purchase Chronimed shares were immediately vested as of the 5/1/97 grant date. Further, if Chronimed's closing stock price does not reach $12.25 per share or greater by 11/1/97, Dr. Blissenbach will receive a one-time lump sum payment equal to the difference between $12.25 per share and the highest stock price during the six-month period times 50,000 options up to a maximum of $200,000. Such contingent payment is not included in his fiscal 1997 compensation as presented in the Summary Compensation section of this proxy.

                   AGGREGATED OPTION EXERCISES IN FISCAL 1997
                       AND OPTION VALUES AT JUNE 27, 1997

                                                                        Number of
                                                                        Securities
                                                                        Underlying
                                                                        Unexercised        Value of Unexercised In-
                                                                     Options at June 27,     The-Money Options(2)
                                                                           1997                at June 27, 1997
                                                                     ----------------------------------------------
                                       Shares           Value
                                     Acquired on       Realized          Exercisable/            Exercisable/
Name                                 Exercise(#)        ($)(1)         Unexercisable(#)        Unexercisable($)
----                                 ------------------------------------------------------------------------------
Maurice R. Taylor, II.............     147,500        1,591,776        141,800/415,200               0/0
Henry F. Blissenbach..............           0                0          65,000/99,000               0/0
Norman A. Cocke...................           0                0         61,791/124,700               0/0
Steven A. Crees...................           0                0         38,800/107,800           35,700/8,925
Patrick L. Taffe..................           0                0               0/60,000               0/0
Perry L. Anderson.................           0                0               0/51,725               0/0


-----------------------------

(1) The value realized was determined by multiplying the number of shares exercised by the difference between the exercise price per share and the closing price on the exercise date.

(2) The value of unexercised in-the-money options was determined by multiplying the number of shares subject to such options by the favorable difference between the exercise price per share and $7.5625, the closing price per share on June 27, 1997.

EMPLOYMENT AGREEMENT

         The Company has an employment agreement with Maurice R. Taylor, II, under which he received a base salary of $260,000 in fiscal 1996 and $290,000 in fiscal 1997. Base salary for fiscal 1998 and 1999 is based on corporation and employee performance prior to each year. For fiscal 1998, Mr. Taylor's salary has been set at $304,500. Mr. Taylor's employment agreement expires on June 30, 1999, and includes a non-competition provision for up to two years following termination of employment. Upon a termination without cause, Mr. Taylor is entitled to receive (i) base salary payments for a period of twelve months after such termination at the rate in effect prior to such termination and (ii) a pro rata share of the bonus that would have been payable for the bonus period that includes the termination date and (iii) a pro rata share of other benefits as specified in the contract.

         The Company's stock option plans generally provide that upon the occurrence of certain "acceleration events", the options will become fully vested. An acceleration event occurs (i) when a person, or group of persons acting together, becomes the beneficial owner of 20 percent or more of the Company's outstanding shares; (ii) when a change in a majority of the Board occurs without the approval of at least 60% of the prior Board; or (iii) upon the approval by shareholders of a sale of all or substantially all the assets or of a liquidation or dissolution of the Company.

                          SHAREHOLDER RETURN COMPARISON

         Shown below is a line graph comparing the yearly dollar change in the cumulative total shareholder return on the Company's Common Stock as against the cumulative total return of the NASDAQ Total Return Index (U.S. Companies) and the NASDAQ Health Services Stock Index for the period June 30, 1992 through June 30, 1997. The graph and table assume the investment of $100 on June 30, 1992, in the Company's Common Stock, the NASDAQ Total Return Index, and the NASDAQ Health Services Stock Index. The cumulative return calculations were performed by CRSP.

                         COMPARISON OF CUMULATIVE RETURN




                                                  June 30,     June 30,     June 30,     June 30,     June 28     June 30,
                                                   1992         1993         1994         1995          1996        1997
                                                 -------------------------------------------------------------------------
[ ]  CHRONIMED(1).............................     100.0        147.6        332.1        367.9         546.2       250.8
+    NASDAQ Total Return Index................     100.0        125.8        127.0        169.5         217.6       264.6
*    NASDAQ Health Services Stock Index.......     100.0        115.4        131.0        142.8         218.5       200.7


-----------------------------

(1) Share prices have been adjusted to reflect a three-for-two stock split in the form of a stock dividend effective as of February 21, 1994.

      OWNERSHIP OF CHRONIMED COMMON STOCK BY CERTAIN BENEFICIAL OWNERS AND
                               EXECUTIVE OFFICERS

         The following table shows information concerning each person who to the knowledge of the Company was the beneficial owner of more than 5% of the Company's Common Stock and the number of shares of Common Stock beneficially owned by the Company's named executive officers and directors and executive officers as a group, as of August 29, 1997. All persons have sole or joint with spouse voting and investment power with respect to all shares shown as beneficially owned by them.

                                                 Amount and Nature               Percent
         Name of Beneficial Owner            of Beneficial Ownership(1)          of Class
         ------------------------            --------------------------          --------
  Maurice R. Taylor, II..................            854,082                       6.9%

  Henry F. Blissenbach...................             67,000                        *

  Norman A. Cocke........................             94,800                        *

  Steven A. Crees........................             82,544                        *

  Patrick L. Taffe.......................              4,481                        *

  Perry L. Anderson......................              4,028                        *

  All directors and executive officers             1,612,745                      13.1%
   as a group (10 persons)...............


-----------------------------

* Less than 1%

(1) Includes the following options exercisable within 60 days to acquire shares of Common Stock: Mr. Taylor, 168,400; Mr. Anderson, 3,000; Dr. Blissenbach, 65,000; Mr. Cocke, 69,591; Mr. Crees, 55,520; Mr. Taffe, 4,000; and all directors and executive officers as a group, 545,511.


                             SECTION 16(a) REPORTING

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers, directors, and certain shareholders to file reports of ownership and changes in ownership of the Company's Common Stock with the Securities and Exchange Commission. To the Company's knowledge, based on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during fiscal 1997, all
Section 16(a) filing requirements were met.

                              CERTAIN TRANSACTIONS

ORPHAN MEDICAL, INC.

         The Company incorporated Orphan Medical, Inc. (OMI) in July 1994 and on July 2, 1994, declared a dividend of all of the OMI Common Stock to Company shareholders. Maurice R. Taylor, II, John Howell Bullion, and Dr. Lawrence C. Weaver, directors of the Company, are also directors of OMI. Mr. Taylor and Mr. Bullion are the Chief Executive Officers of the Company and OMI, respectively. The following is a brief summary of the material continuing arrangements between the Company and OMI. Although the Company believes these arrangements with OMI are on commercially reasonable terms, they were not the product of arms-length negotiations.

         In June 1994, the Company initially retained the rights to market and distribute in the United States and its territories those products being developed by OMI at the time of the spin-off. The products under development are for "orphan" drug populations where the population in the United States expected to benefit from the drug is limited. Chronimed has determined that two of the products for which it had initial rights, Elliotts B(TM) solution and Antizol-Vet(TM), the first of which has received FDA approval and the second of which has an application for FDA approval, can be more effectively distributed by a hospital distribution company and a distributor of veterinary products, respectively. OMI has, therefore, agreed to pay Chronimed a royalty in consideration for releasing OMI from the provision in the Marketing and Distribution Agreement which had granted Chronimed exclusive domestic distribution rights with respect to these two products. Further, as of June 27, 1997, Chronimed sold its remaining rights to market and distribute orphan drugs back to OMI (see Related Party Transactions noted below). Thus, the Marketing and Distribution Agreement between Chronimed and OMI has been terminated effective June 27, 1997, along with certain other agreements that secured OMI's obligations under the marketing agreement.

         Under the marketing agreement, OMI had the right to designate one individual to hold a seat on the Company's Board of Directors, or alternatively, to have a representative present at all Company Board meetings. The Company had the right to designate two directors on OMI's Board or, alternatively, the right to have a representative attend all of OMI's Board meetings. With the termination of the marketing agreement effective June 27, 1997, these rights no longer exist. Going forward, Chronimed intends to have Mr. Bullion continue to serve on its Board.

RELATED PARTY TRANSACTIONS

         On April 9, 1997, the Company entered into a guarantee of indebtedness of Mr. Maurice R. Taylor, II, Chronimed's Chairman and Chief Executive Officer. Such indebtedness permitted Mr. Taylor to continue to hold large amounts of Company stock. There was $537,000 of indebtedness under the guarantee as of August 26, 1997. The Company is charging Mr. Taylor an arm's-length guarantee fee.

         On June 27, 1997, the Company entered into an agreement to sell its exclusive rights to market and distribute certain Orphan Medical, Inc. products back to Orphan Medical for cash, royalties, and Orphan Medical stock totaling $2.5 million. The Company has estimated the net present value of these payments to be $1.7 million, and as such has recorded $1.7 million as Other Income in its 1997 financial statements. Orphan Medical, Inc. was created in July 1994 as a spin-off from Chronimed Inc.

DIVERSIFIED PHARMACEUTICAL SERVICES, INC.

         The Company currently has a non-exclusive contract with Diversified Pharmaceutical Services, Inc. (DPS) to provide oral and self-injectable pharmaceuticals to patients who have had organ transplants or who have certain other chronic conditions. Henry F. Blissenbach, Pharm.D., President and Chief Operating Officer of the Company, was President of DPS, ending April, 1997.

                       APPOINTMENT OF INDEPENDENT AUDITORS

         Based on the recommendation of the Audit Committee, the Board of Directors has voted to retain Ernst & Young LLP to serve as independent auditors for the Company for fiscal year 1998 and is submitting its appointment of such firm to the shareholders for ratification. Ernst & Young LLP has served as the Company's independent auditors since the Company's inception. If the appointment is not ratified, the Board of Directors will reconsider its selection. Ernst & Young LLP will have a representative at the meeting who will have an opportunity to make a statement if he or she so desires and who will be available to answer appropriate questions. The favorable vote of a majority of the shares present or represented and entitled to vote at the Annual Meeting is necessary to ratify the appointment. Unless otherwise instructed, shares represented by proxy will be voted for ratification of the appointment of Ernst & Young LLP.

         THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS.


        AMENDMENT OF ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF
                           AUTHORIZED SHARES OF STOCK

         The Board of Directors recommends that the Company's shareholders approve the proposal to amend the Articles of Incorporation to increase the number of authorized shares of Stock from 25,000,000 shares to 45,000,000 shares because it considers such proposal to be in the best long-term and short-term interests of the Company, its shareholders and its other constituencies. Although the Company currently has no specific plans to use the additional authorized shares of Common Stock, the proposed increase will ensure that a sufficient number of shares will be available, if needed, for issuance in connection with any possible future transactions approved by the Board of Directors, including, among others, stock splits, stock dividends, acquisitions, financings and other corporate purposes. The Board of Directors believes that the availability of the additional shares of Common Stock for such purposes without delay or the necessity for a special shareholders' meeting (except as may be required by applicable law or regulatory authorities or by the rules of any stock exchange on which the Company's securities may then be listed) will be beneficial to the Company by providing it with the flexibility required to consider and respond to future business opportunities and needs as they arise. The availability of additional authorized shares of Common Stock will also enable the Company to act promptly when the Board of Directors determines that the issuance of additional shares of Common Stock is advisable. It is possible that shares of Common Stock may be issued at a time and under circumstances that may increase or decrease earnings per share and increase or decrease the book value per share of shares presently held.

         Under the Company's current Articles of Incorporation, the Company has authority to issue 20,000,000 shares of Common Stock, par value $.01 per share, of which XXX shares were issued and outstanding as of October 6, 1997, and 5,000,000 shares of Preferred Stock, par value $.01 per share, of which none were issued and outstanding as of October 6, 1997. Specifically, this proposal recommends that the Amendment to the Company's Articles of Incorporation provides for 40,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock.

         The additional Common Stock to be authorized by adoption of the Amendment would have rights identical to the currently outstanding Common Stock of the Company. Adoption of the proposed Amendment and issuance of the Common Stock would not affect the rights of the holders of currently outstanding Common Stock of the Company, except for effects incidental to increasing the number of shares of the Company's Common Stock outstanding. Any future issuance of Common Stock will be subject to the rights of holders of any outstanding shares of any Preferred Stock which the Company may issue in the future.

CORPORATE ACTION REGARDING TAKEOVER ATTEMPTS

         The Company has a shareholder rights plan ("Rights Plan") intended to deter coercive or unfair takeover tactics and to prevent a potential acquirer from gaining control of the Company without offering a fair price to all of the Company's shareholders. The Rights Plan provides a strong incentive for anyone interested in acquiring the Company to negotiate directly with the Board of Directors. Under the Rights Plan, adopted in 1996, one right ("Right") has attached to each share of outstanding Common Stock. Each Right entitles the registered holder to purchase from the Company one one-thousandth of a share of Series A Junior Participating Preferred Stock, par value $.01 (the "Preferred Shares"), of the Company at a price of $120 per one thousandth of a Preferred Share (the "Purchase Price"), subject to adjustment.

         The Rights will separate from the Common Shares, and a Distribution Date (as defined below) for the Rights will occur upon the earlier of: (i) the first date of public announcement that a person or group of affiliated or associated persons has become an "Acquiring Person" (i.e., has become, subject to certain exceptions, the beneficial owner of 15% or more of the outstanding Common Shares) (except pursuant to a Permitted Offer, as defined below) and (ii) the 10th day following the commencement or public announcement of a tender offer or exchange offer, the consummation of which would result in a person or group of affiliated or associated persons becoming, subject to certain exceptions, the beneficial owner of 15% or more of the outstanding Common Shares (or such later date as may be determined by the Board of Directors of the Company prior to a person or group of affiliated or associated persons becoming an Acquiring Person) (the earlier of such dates being called the "Distribution Date"). Until the Distribution Date, new Common Share certificates issued after December 31, 1996 upon transfer or new issuance of the Common Shares will contain a notation incorporating by reference the Rights Plan. The Rights are not exercisable until the Distribution Date.

         Preferred Shares purchasable upon exercise of the Rights will not be redeemable. Each Preferred Share will be entitled to a minimum preferential quarterly dividend payment of $.01 per share but will be entitled to an aggregate dividend of 1,000 times the dividend declared per Common Share. In the event of liquidation, the holders of the Preferred Shares will be entitled to a minimum preferential liquidation payment of $.01 per share but will be entitled to an aggregate payment of 1,000 times the payment made per Common Share. Each Preferred Share will have 1,000 votes, voting together with the Common Shares. Finally, in the event of any merger, consolidation or other transaction in which Common Shares are exchanged, each Preferred Share will be entitled to receive 1,000 times the amount received per Common Share. These rights are subject to adjustment in the event of a stock dividend on the Common Shares or a subdivision, combination or consolidation of the Common Shares.

         In the event that the Company is acquired in certain mergers or other business combination transactions or 50% or more of the assets or earning power of the Company and its subsidiaries (taken as a whole) are sold after a person or group becomes an Acquiring Person (except pursuant to a Permitted Offer), holders of the Rights will thereafter have the Right to receive, upon exercise thereof at the then current exercise price of the Right, that number of Common Shares of the acquiring company (or, in certain cases, one of its Affiliates) having a market value of two times the exercise price of the Right.

         A "Permitted Offer" is a tender offer or an exchange offer for all outstanding Common Shares of the Company at a price and on terms determined by a majority of the Board of Directors of the Company who are not officers of the Company and who are not Acquiring Persons or affiliates or associates of an Acquiring Person and after receiving advice from one or more investment banking firms, to be (a) fair to shareholders (taking into account all factors which the Board of Directors deems relevant) and (b) otherwise in the best interests of the Company and its shareholders, employees, customers, suppliers and creditors and the communities in which the Company does business, and which the Board of Directors determines to recommend to the shareholders of the Company.

         The Rights will expire on December 18, 2006, unless extended or earlier redeemed or exchanged by the Company pursuant to the Rights Plan. At any time before a person has become an Acquiring Person, the

Continuing Directors (as defined in the Rights Plan) may redeem the Rights in whole, but not in part, at a price of $.01 per Right, subject to adjustment. The redemption of the Rights may be made effective at such time, on such basis and with such conditions as such Continuing Directors may, in their sole discretion, establish. Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of the Company, including without limitation, the right to vote or to receive dividends.

         As a public corporation, the Company is also governed by the provisions of Sections 302A.671 and 302A.673 of the Minnesota Business Corporations Act. These anti-takeover provisions may eventually operate to deny shareholders the receipt of a premium on their Common Stock and may also have a depressive effect on the market price of the Company's Common Stock. Section 302A.671 basically provides that the shares of a corporation acquired in a "control share acquisition" have no voting rights unless voting rights are approved by the shareholders in a prescribed manner. A "control share acquisition" is generally defined as an acquisition of beneficial ownership of shares that would, when added to all other shares beneficially owned by the acquiring person, entitle the acquiring person to have voting power of 20% or more in the election of directors. Section 302A.673 prohibits a public corporation from engaging in a "business combination" with an "interested shareholder" for a period of four years after the date of the transaction in which the person became an interested shareholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions. An "interested shareholder" is a person who is the beneficial owner of 10% or more of the corporation's voting stock. Reference is made to the detailed terms of Sections 302A.671 and 302A.673 of the Minnesota Business Corporation Act.

RESOLUTION AND VOTE REQUIRED

         The following resolution will be submitted for approval at the meeting:

                  "RESOLVED, That ARTICLE III of the Articles of Incorporation of Chronimed Inc., as heretofore amended, be further amended by deleting the first sentence thereof in its entirety and substituting therefore the following:

                  The total number of shares of all classes of stock that the corporation shall be authorized to issue is Forty-five Million (45,000,000) shares, divided into the following: (i) Five Million (5,000,000) shares of Preferred Stock, of the par value of $.01 per share; and (ii) Forty Million (40,000,000) shares of Common Stock, of the par value of $.01 per share.

         The affirmative vote of the holders of a majority of the Company's outstanding shares of Common Stock, present or represented at the meeting and entitled to vote, is required to approve the Amendment.

         THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE PROPOSAL TO AMEND THE ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON AND PREFERRED STOCK.


                              SHAREHOLDER PROPOSALS

         Any proposal by a shareholder intended to be presented at the 1998 Annual Meeting of Shareholders must be received at the Company's offices no later than June 18, 1998.


                                  ANNUAL REPORT

         The Company's Annual Report to Shareholders for fiscal year 1997 is being mailed with this Proxy Statement to shareholders entitled to notice of the Annual Meeting. The Company will furnish without charge to each person whose proxy is being solicited, upon the written request of any such person, a copy of the

Company's Annual Report on Form 10-K for fiscal year 1997, as filed with the Securities and Exchange Commission, including financial statements and schedules. Requests for copies of such Annual Report on Form 10-K should be directed to Investor Relations at the address below.


                                  OTHER MATTERS

         Please vote, sign and return promptly the enclosed proxy in the envelope provided. The signing of a proxy will not prevent you from attending the meeting and voting in person.

                                  By Order of the Board of Directors


                                  Norman A. Cocke
                                  SENIOR VICE PRESIDENT, CHIEF FINANCIAL OFFICER AND SECRETARY

Chronimed Inc.
13911 Ridgedale Drive
Minnetonka, MN 55305

October 10, 1997

-----------------------------

                                     PROXY
[LOGO] CHRONIMED
            INC.
---------------------
13911 Ridgedale Drive
Minnetonka, MN 55305


           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned, having duly received the Notice of Annual Meeting and the Proxy Statement dated October 14, 1996, hereby appoints the Chairman, Chief Executive Officer and President, Maurice R. Taylor, II, and the Senior Vice President, Chief Financial Officer and Secretary, Norman A. Cocke, as proxies (each with the power to act alone and with the power of substitution and revocation), to represent the undersigned and to vote, as designated below, all common shares of Chronimed Inc. held of record by the undersigned on October 6, 1997, at the Annual Meeting of Shareholders to be held on Wednesday, November 12, 1997, at the Minneapolis Athletic Club, 615 Second Avenue South, Minneapolis, Minnesota, at 3:30 p.m. Central Standard Time, and at any adjournment thereof.

1.   PROPOSAL TO ELECT SIX DIRECTORS

     [ ] FOR all nominees listed below       [ ] WITHHOLD AUTHORITY
         (Except as marked to the contrary       to vote for all nominees listed
          below)                                 below:

              Maurice R. Taylor, II     Henry F. Blissenbach, Pharm.D.
                  John Howell Bullion     Donnell D. Etzwiler, M.D.
                 Charles V. Owens, Jr.   Lawrence C. Weaver, Ph.D.

     INSTRUCTION: To withhold authority to vote for an individual nominee or nominees, write the person's name on the line below.

     ---------------------------------------------------------------------------

2. PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR THE 1998 FISCAL YEAR.

                                    [ ] FOR        [ ] AGAINST       [ ] ABSTAIN

3. PROPOSED TO AMEND THE COMPANY'S ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON AND PREFERRED STOCK FROM 25 MILLION SHARES TO 45 MILLION SHARES.

                                    [ ] FOR        [ ] AGAINST       [ ] ABSTAIN

4. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

                                    [ ] FOR        [ ] AGAINST       [ ] ABSTAIN


                            (CONTINUED ON OTHER SIDE)

                           (CONTINUED FROM OTHER SIDE)

         This Proxy, when properly executed, will be voted in the manner directed on the Proxy by the undersigned shareholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ELECTION OF EACH OF THE NOMINEES TO THE BOARD LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2, 3, AND 4.

         Please sign exactly as the name appears on this card. When shares are held by joint tenants, both should sign. If signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.



                                        ________________________________________
                                                      (Signature)


                                        ________________________________________
                                               (Signature if held jointly)



                                        Dated: ___________________________, 1997


PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED BUSINESS REPLY ENVELOPE.